Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 30, 2010

Registration No. 333-166716

Notice of Rights Offering Extension

July 2, 2010

Dear Shareholder:

I am pleased to inform you that Northwest Bancorporation, Inc. (the “Company”) has thus far successfully raised over $2 million of capital in the Company’s previously announced rights offering. Furthermore, we have spoken with a number of shareholders who intend to participate but have expressed a need for a little more time to do so. Based upon this input, particularly from those whose shares are held in “street name” by brokers, we have decided to extend the offering period an additional two weeks until 2:00 p.m. PDT, July 15, 2010, as permitted by the original terms of the offering. Shareholders may request another copy of the offering prospectus and/or subscription documents to consider investing in the extended offering.

Please call me on my direct line at 509.462.3600 if you need any assistance in exercising your rights. If I am not available, please feel free to call our Controller, Lisa Sanborn, on her direct line at 509.462.3601. Both of us will be happy to help you in any way we can.

I would like to thank each of you for the continued commitment that you have provided to the Company and Inland Northwest Bank.

Sincerely,

/s/ RANDALL L. FEWEL
Randall L. Fewel
President and Chief Executive Officer

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read the prospectus carefully. The prospectus contains more complete information about the Company and its financial performance, as well as the risks involved in investing in the Company, its securities, and this offering. You may obtain a copy of the entire registration statement, including all exhibits for free by visiting the SEC website at www.sec.gov or by contacting the Company at Northwest Bancorporation, Inc., 421 W. Riverside Avenue, Spokane, WA 99201, or telephone (509) 456-8888, Attn: Randall L. Fewel.

421 W. Riverside Avenue, Spokane, WA 99201

Tel: (509)-456-8888 — Fax: (509)-742-6669